Exhibit 99.1

Sonora Resources Acquires Historically Productive Silver/Gold Mine and Property in Mexico

-- Company Continues to Expand Portfolio of Known Precious Mineral Properties

GUADALUPE, MEXICO - (August 15, 2011) - Sonora Resources Corp. (OTCBB: SURE) (“Sonora Resources” or the “Company”), a mineral exploration and development Company focused on the acquisition of international silver and gold mining properties, is pleased to announce it has closed an agreement to acquire the Mazata Silver Mine and Ayones Property land package which consists of two mining concessions on 49 hectares located within the Etzatlan Mining District in the Mexican State of Jalisco.

Under the terms of the agreement between Sonora’s wholly owned Mexican subsidiary Finder Plata S.A. de C.V. (“Finder Plata”) and Grupo Mexico subsidiary, Industrial Minera Mexico, S.A. de C.V. (“Grupo Mexico”), Finder Plata has the right to purchase 100% of the mining concessions, the mine, the data of past diamond drill programs, studies and maps as well as the assets located within the mine areas in exchange for an established consideration payable over a period of three years. The agreement further calls for a Net Smelter Royalty (NSR) payment of 2.0% with a first option to purchase the royalty at Finder Plata’s discretion.

The property hosts silver and gold mineralization, with significant exploration potential and extensive underground workings. The properties host an epithermal vein system of silver-gold type ore bodies, with a documented history of silver-gold production of over 734,000 tonnes with average grade of 564 g/T silver and 3g/T Gold during the productive 1925-1939 period.

During the 1980’s, Grupo Mexico undertook a diamond drill exploration/development program of 14 holes with 2,886 meters completed from surface over the known principal veins. A 1988 in-house report by Grupo Mexico estimated the resource at 328,222 tonnes of sulphide mineral reserves with a silver grade of 207 g/T and gold grade 0.52 g/T (La Mazata Mine), and for all 8 veins explored, a combined estimated potential of 3,059,026 tonnes sulphide mineral inferred resource with a grade of 259 g/T silver and 0.58 g/T gold. The total estimated Historic Resource amounts to 3,387,249 tonnes grading 254 g/T Ag and 0.57 g/T Au, which is the equivalent of 30.5 million ounces of silver.

The potential within the La Mazata/Ayones claim area is highly promising primarily because the veins are open at depth. Additional claims surrounding the property offer added interest as old underground workings extend past the Ayones claims for over 150m to the south west. The Rosario Vein is a historical example of one of these productive areas and the Company interprets excellent possibilities that other veins are open and trend in the same direction at depth.

Additional details regarding the Company, its business and agreements are filed as part of the Company’s continuous public disclosure as a reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission’s (“SEC”) EDGAR database.  Any reference made to Historical Resource data (above), should not be treated as a verified mineral resource or reserve estimate as defined by current N.I. 43-101 regulatory terms and should therefore not be relied upon until such time as a compliant assessment and report can be completed.

About Sonora Resources Corp. (OTCBB: SURE)

The Company is focused on the acquisition and exploration of international silver and gold mining properties located in regions that enjoy stable politics, sound economies and friendly business environments. Additional information about the Company may be found at www.sonoraresources.com.

Notice Regarding Forward Looking Statements

Statements in this news release that are not historical are forward looking statements. Forward looking statements in this news release include: that the company believes that geographic scope of mining concessions makes for encouraging gold and silver potential for the project; that the property is interpreted to be within a porphyry system; and that Mexico is stable and business friendly. Factors which may delay or prevent these forward-looking statements from being realized include misinterpretation of data; we may not locate or agree to terms with potential partners, we may not be able to acquire equipment or labor as needed; we may not be able to raise sufficient funds to complete our intended exploration or carry on operations; that weather, logistical problems or hazards may prevent us from exploration; that equipment may not work as well as expected; that analysis of data may not be possible accurately and at depth; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Nearby mineral resources is no indication of resources on our property. In addition, Mexico may undergo political or social change which would create additional geopolitical risks. Readers should refer to the risk disclosures outlined in the periodic reports filed by other junior mineral exploration companies with the Securities and Exchange Commission.

For additional information contact:

Investor Relations

Oceanview IR Services, Inc.

Tel. 1-877-513-7873 (SURE)

Email: info@sonoraresources.com

www.sonoraresources.com